EXHIBIT B

                FORM OF CERTIFICATE OF AMENDMENT TO THE
                      THIRD RESTATED AND AMENDED
                       ARTICLES OF INCORPORATION
                                  OF
                  PIONEER HI-BRED INTERNATIONAL, INC.

                                  I.

       The Corporation's Third Restated and Amended Articles of
Incorporation is hereby amended by deleting clause (ii) of paragraph A of Article IV in its entirety and inserting the following so that clauses (ii) and (iii) of paragraph A of Article IV shall hereafter read as follows:

      "(ii) 120,000,000 shares of Class B Common Stock without par value, and (iii) 10,000,000 shares, consisting of one class designated as serial preferred without par value."

                                  II.

      The Corporation's Third Restated and Amended Articles of
Incorporation is hereby amended by deleting paragraph D of Article IV in its entirety and inserting the following so paragraph D and E of
Article IV shall hereafter read as follows:

      "D. 1. Designation; Class and Amount; Certain Definitions. The series of Class B Common Stock, the issuance of which is hereby authorized, shall comprise of 120,000,000 shares the distinctive serial designation of which shall be "Class B Common Stock." Each share of Class B Common Stock shall be identical in all respects with all other shares of Class B Common Stock. The number of shares of Class B Common Stock which are purchased or otherwise acquired by the Corporation or converted into Common Stock shall be canceled and shall revert to authorized but unissued shares of Class B Common Stock. The Corporation shall not issue, sell or otherwise transfer shares of Class B Common Stock to any Person other than the members of the Investor Group. Certain capitalized terms used herein have the meanings specified therefor in Section 9 below.

             2. Dividends. (a) Except as set forth in the Investment Agreement, each Holder of shares of Class B Common Stock shall participate with the holders of Common Stock in all Dividends (other than Dividends in respect of which (x) an adjustment is made in the number of shares of Common Stock issuable upon conversion as prescribed in Section 6(c)(i) or Section 6(c)(iii) below or (y) an adjustment is not required to be so made because of the satisfaction of the proviso to the end of the first sentence of Section 6(c)(i) below), when, as and if declared by the Board and paid or distributed by the Corporation on or in respect of the Common Stock on a share for share basis and in like tenor and forms as the Dividend paid on the Common Stock as if all shares of Class B Common Stock were converted into the number of shares of Common Stock (whether or not the Class B Common Stock is then so convertible) calculated in accordance with
Section 6 below, immediately prior to the record date for such Dividend. Except as set forth above, holders of shares of Class B Common Stock shall not be entitled to receive any dividends. Except to the extent payable in respect of dividends paid on the Common Stock, no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on shares of Class B Common Stock.

                  (b) Dividends on the Class B Common Stock in respect of each Dividend shall be payable, when and if declared by the Board of Directors, concurrently with each date of payment (each such date, a "Dividend Payment Date") by the Corporation of Dividends on the Common Stock. Dividends payable in cash shall be paid by wire transfer in immediately available funds to the accounts designated by the respective Holders in written notices given to the Corporation at least two Business Days prior to the payment date or by such other means as may be agreed to by the Corporation and the respective Holders.

                  (c) The Corporation will cause written notice of each Dividend on the Class B Common Stock to be given to each Holder within five Business Days after it is determined by the Board of Directors.

             3. Voting Rights. (a) Except as otherwise provided herein, or expressly provided in the Investment Agreement or as required by law, the Holders of Class B Common Stock shall not be entitled to any Vote.

                  (b) At any meeting called for the purpose of voting on (or acting by written consent with respect to) any matter to be voted upon by the holders of Common Stock of the Corporation, the holders of shares of Class B Common Stock and the holders of shares of Common Stock shall vote together as one class on all matters so submitted to a vote of stockholders of the Corporation. At any such meeting or in connection with any such action by written consent, each share of Class B Common Stock shall carry, as of the record date applicable to such vote, a number of votes equal to the Per Share Vote Amount as calculated by the Corporation for such meeting.

                  (c) In accordance with Section 6.2(b) of the Investment Agreement, the Corporation will cause written notice of any vote as to which holders of Common Stock are entitled to vote as a separate class or voting group under the Articles of Incorporation or Iowa Law (a "Class Vote"), to be given to each Holder at least 15 Business Days prior to such Class Vote.

             4. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Holders of shares of Class B Common Stock then outstanding shall be entitled, for each share of Class B Common Stock, to be paid out of the assets of the Corporation available for distribution to its stockholders the amount of cash or other property that would be payable on the number of shares of Common Stock then issuable upon conversion of such share of Class B Common Stock (whether or not then convertible) (such amount payable being adjusted appropriately to the extent required in Section 6(c) below to reflect any stock split, stock dividend, reverse stock split, or any transaction with comparable effect upon the Common Stock) (the "Liquidation Preference"). This entitlement of the Holders of shares of Class B Common Stock, to the extent equal to $.01 for each share of Class B Common Stock, shall be satisfied before any similar payment shall be made or any assets distributed to the holders of the Common Stock or any other security junior in rank to the Class B Common Stock as to distribution of assets upon such dissolution, liquidation or winding up and otherwise shall be satisfied on a pari passu basis with the holders of the Common Stock. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to all of the Holders of the outstanding shares of Class B Common Stock, then the Holders of all such shares shall share ratably in such distribution of assets in accordance with the liquidation preference to which they are entitled. For the purposes of this section, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with one or more other corporations shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a dissolution or winding up of the business of the Corporation.

             5. Restrictions on Transfer. The shares of Class B Common Stock are subject to the provisions of the Investment Agreement
(including the provisions thereof restricting transfer of such stock).

             6. Conversion. (a) (i) Concurrently with the transfer of Beneficial Ownership of any share of Class B Common Stock to any Person other than the Investor or another member of the Investor Group or Other Investor Affiliate, such share of Class B Common Stock shall convert into one fully-paid and non-assessable share of Common Stock (as adjusted pursuant to Section 6(c)), in accordance with the procedures provided in clause (b) of this Section 6.

                      (ii) At any time (x) at the direction of the Corporation, but only if the Corporation intends to recommend approval of a Voting Amendment (as defined in the Investment Agreement), and
(y) at the direction of the Investor, following the approval and effectiveness of a Voting Amendment, shares of Class B Common Stock shall be mandatorily convertible into fully-paid and non-assessable shares of Common Stock, with each share of Class B Common Stock being converted into one share of Common Stock (as adjusted pursuant to Section 6(c)).

                      (iii) At any time that all outstanding shares of Common Stock (or whatever security received upon conversion or exchange thereof) have the same vote per share, if any, without any time-phased voting, all shares of Class B Common Stock shall be convertible into fully-paid and non-assessable shares of Common Stock, with each such share of Class B Common Stock being converted into one share of Common Stock (as adjusted pursuant to Section 6(c)).

                      (iv) Except as set forth in this Section 6(a), the shares of Class B Common Stock are not convertible at the option of the Holder thereof.

                  (b) (i) Any Holder of shares of Class B Common Stock required (or in the case of clause (iii) above requesting) to convert any or all such shares into Common Stock shall surrender the certificate(s) evidencing such shares of Class B Common Stock of the Holder at the office of the transfer agent appointed for the purpose of such conversion by the Corporation. Such surrendered certificate(s), if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank.

                      (ii) The Corporation shall, within one Business Day after such surrender of certificates evidencing shares of Class B Common Stock accompanied by written notice and in compliance with any other conditions contained herein, issue and deliver, or cause to be issued and delivered, to the Person(s) for whose account such certificate(s) evidencing shares of Class B Common Stock were so surrendered, or to the nominee(s) of such Person(s), certificates representing the number of full shares of Common Stock to which such Person shall be entitled pursuant to the then-applicable conversion rate. Such conversion shall be deemed to have been made on the date of such surrender of the certificate(s) evidencing shares of Class B Common Stock to be converted (the "Surrender Date") and the Person(s) entitled to receive the Common Stock deliverable upon conversion of such Class B Common Stock shall be treated for all purposes as the record holder(s) of such Common Stock on such date and thereafter. Conversion of Class B Common Stock may otherwise be achieved in accordance with such procedures as the Corporation and a majority of the Holders may agree.

                      (iii) In the event that fewer than all shares of Class B Common Stock represented by a surrendered certificate are to be converted hereunder, a new certificate shall be issued at the Corporation's expense representing the shares of Class B Common Stock not so converted.

                      (iv) In connection with the conversion of any shares of Class B Common Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Market Price (as defined in the Investment Agreement) per share of Common Stock on the day on which such shares of Class B Common Stock are deemed to have been converted.

                  (c) The conversion rate shall be adjusted from time to time as follows:

                      (i) In case the Corporation shall, at any time or from time to time while any of the shares of Class B Common Stock are outstanding, (A) subdivide or reclassify its outstanding shares of Common Stock into a larger number of shares (including a subdivision effected by declaring and paying a Dividend payable in additional shares of Common Stock), or (B) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the conversion rate in effect immediately prior to such action shall be adjusted so that the Holder of any shares of Class B Common Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which such Holder would have owned or have been entitled to receive immediately following such action had such shares of Class B Common Stock been converted immediately prior thereto (which adjustments shall be in lieu of payment of any Dividend on the Class B Common Stock); provided that no adjustment pursuant to this
Section 6(c)(i) shall be made in connection with a subdivision, combination or reclassification (including by way of a Dividend payable in additional shares of Common Stock) described above if the Corporation shall concurrently therewith subdivide, combine or reclassify (including by way of a Dividend payable in additional shares of Class B Common Stock) the outstanding Class B Common Stock on the same basis as the Common Stock is so subdivided, combined or reclassified. An adjustment made pursuant to this Section 6(c)(i) shall become effective immediately after the close of business on the effective date of a subdivision, reclassification or combination. If, as a result of an adjustment made pursuant to this Section 6(c)(i), the Holder of any shares of Class B Common Stock thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of capital stock of the Corporation, the Board of Directors shall make an appropriate allocation of the adjusted conversion rate between or among shares of such classes of capital stock in accordance with the entitlements of the Common Stock underlying the Class B Common Stock in connection with such adjustment.

                      (ii) Whenever an adjustment in the conversion rate is required, the Corporation shall forthwith place on file with its Transfer Agent a statement signed by its Chief Executive Officer, Chief Financial Officer or a Vice President and by its Secretary, Assistant Secretary, Treasurer or Assistant Treasurer, stating the adjusted conversion rate determined as provided herein. Such statements shall set forth in reasonable detail such facts as shall be necessary to show the reason and the manner of computing such adjustment.

                      (iii) In the event that prior to the issuance of the Class B Common Stock the Company shall (A) subdivide or reclassify its outstanding shares of Common Stock into a larger number of shares (including a subdivision effected by declaring or paying a Dividend payable in additional shares of Common Stock) or (B) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the conversion ratio applicable to the Class B Common Stock shall be appropriately adjusted.

                  (d) (i) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized and unissued stock, such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Class B Common Stock from time to time outstanding, solely for the purpose of effecting such conversion. The Corporation shall, from time to time, in accordance with the laws of the State of Iowa, increase the authorized number of shares of Common Stock if at any time the number of shares of authorized and unissued Common Stock shall not be sufficient to permit the conversion of all the then outstanding shares of Class B Common Stock.

                      (ii) The Corporation will pay any and all stamp and transfer taxes that may be payable in respect of the issuance or delivery of shares of Common Stock upon conversion of shares of Class B Common Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Class B Common Stock so converted were registered and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

                  (e) In case of (i) any reclassification or change of outstanding shares of Common Stock (other than a change in par value or from par value to no par value or from no par value to par value, or as a result of a subdivision or combination) or (ii) any consolidation or merger of the Corporation with one or more other corporations (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification or change of outstanding shares of Common Stock issuable upon conversion of Class B Common Stock) or (iii) any sale or conveyance to another corporation or other entity of all or substantially all of the property of the Corporation, then the Corporation, or such successor corporation or other entity, as the case may be, shall make appropriate provision so that the holder of each share of Class B Common Stock then outstanding shall have the right to convert such share into the kind and amount of shares of stock or other securities and property receivable upon such consolidation, merger, sale, reclassification, change or conveyance by a holder of the number of shares of Common Stock into which such shares of Class B Common Stock might have been converted immediately prior to such consolidation, merger, sale, reclassification, change or conveyance, subject to adjustment which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 6(c) (to the extent adjustment would be required pursuant to Section 6(c) above). If the holders of Common Stock are entitled to elect the consideration payable pursuant to any consolidation, merger, sale, conveyance or other transaction or event set forth above, the Holders also shall be entitled to elect between such forms of consideration. The provisions of this paragraph shall apply similarly to successive consolidations, mergers, sales, conveyances or other transactions or events.

                  (f) Whenever the number of shares of Common Stock into which each share of Class B Common Stock is convertible is adjusted as provided in this Section 6, the Corporation shall promptly mail to the Holders a notice in accordance with Section 8 below stating that the number of shares of Common Stock into which the shares of Class B Common Stock are convertible has been adjusted and setting forth the new number of shares of Common Stock (or describing the new stock, securities, cash or other property) into which each share of Class B Common Stock is convertible, as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof, and when such adjustment became effective.

             7. Limited Priority. The Class B Common Stock shall, to the extent of the Liquidation Preference set forth in Section 4, be senior in rank as to distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Corporation, to the Common Stock, or any class of equity securities of the Corporation which by its terms are junior to the Class B Common Stock, unless the Holders of 66 2/3 percent of the outstanding shares of the Class B Common Stock shall otherwise consent.

             8. Notices. The Corporation shall provide notice to each Holder of any action taken or proposed to be taken or any determination made by the Corporation and/or the Holder under the terms of this Third Restated and Amended Articles of Incorporation. Notice of any such action or determination by the Corporation and/or the Holder and all other notices and other communications provided for in this Third Restated and Amended Articles of Incorporation shall be delivered by facsimile and by reputable overnight courier,

             (a)  If to the Company, to:

             Pioneer Hi-Bred International, Inc.
             800 Capital Square, 400 Locust Street
             Des Moines, Iowa  50309
             Attention:  General Counsel
             Telephone:  (515) 248-4800
             Facsimile:  (515) 248-4844

             with a copy to:

             Fried, Frank, Harris, Shriver & Jacobson
             One New York Plaza
             New York, New York 10004
             Telephone:  (212) 859-8000
             Facsimile:  (212) 859-4000
             Attn.:  Stephen Fraidin

             or such other address as the Corporation shall have furnished to the Holders in writing,

              (b) if to a Holder, to the address and facsimile number of such Holder listed on the Stock Books of the Corporation.

             9. Definitions. Certain capitalized terms are used herein as defined below:

             "Affiliate" of a Person has the meaning set forth in Rule 12b-2 under the Exchange Act.

             "Articles of Incorporation" means the Third Restated and Amended Articles of Incorporation of the Corporation, as amended from time to time.

             "Beneficially Owned" with respect to any securities means having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act, as in effect on the date hereof, without limitation by the 60-day provision in paragraph
(d)(1)(i) thereof). The terms "Beneficial Ownership" and "Beneficial Owner" have correlative meanings.

             "Board" means the Board of Directors of the Corporation.

             "Business Day" means any day other than a Saturday, Sunday, or a day on which banking institutions in the State of Iowa are authorized or obligated by law or executive order to close.

             "Class B Common Stock" has the meaning specified in
Section 1 above.

             "Common Stock" means the Common Stock, par value $1.00 per share, of the Corporation.

             "Common Voting Power" means, in respect of any record date for any meeting of stockholders (or action by written consent in lieu of a meeting) the aggregate Votes represented by all then outstanding Voting Securities other than the Class B Common Stock as determined by the Board in accordance with the procedures set forth in the Articles of Incorporation based on the actual Votes entitled to be voted at such meeting (excluding any estimation of any kind, including as to who would have been entitled to 5 Votes per share if such shareholders had taken the requisite steps to obtain such Vote).

             "Dividend" means any dividend or distribution on or in respect of the Common Stock of the Corporation, whether in cash, additional shares of Common Stock or other property.

              "Exchange Act" means the Securities Exchange Act of
1934, as amended, and the regulations promulgated thereunder.

             "Holder" means a holder of record of a share or shares of Class B Common Stock.

             "Investment Agreement" means the Agreement, dated as of August 6, 1997, between the Investor and the Corporation, as amended and/or restated from time to time.

             "Investor" means E.I. du Pont de Nemours and Company.

             "Investor Group" shall have the meaning set forth in the Investment Agreement.

             "Investor Group Total Ownership Percentage" means, with respect to the Investor Group calculated at a particular point in time, the ratio, expressed as a percentage, of (a) the total number of shares of Common Stock Beneficially Owned by the Investor Group and issuable upon conversion of (whether or not then convertible), or otherwise constituting the economic equivalent of, all Common Securities (as defined in the Investment Agreement) Beneficially Owned by the Investor Group, over (b) the total number of shares of Common Stock then outstanding and the number of shares of Common Stock issuable upon conversion (whether or not then convertible) of, or otherwise constituting the economic equivalent of, all outstanding Common Securities; provided that in no event shall the Investor Group Total Ownership Percentage of all Holders of Class B Common Stock be greater than 20%.

             "Iowa Law" shall mean the Business Corporation Act of the State of Iowa.

             "Liquidation Preference" has the meaning specified in
Section 4 above.

             "Other Investor Affiliate" shall have the meaning set forth in the Investment Agreement.

             "Per Share Vote Amount" means in respect of any record date for any meeting of stockholders (or action by written consent in lieu of a meeting) that number of Votes per share of Class B Common Stock equal to (x) the Total Preferred Vote Amount as of such record date amount divided by (y) the number of shares of Class B Common Stock outstanding as of such record date.

             "Person" means any individual, corporation, company, association, partnership, joint venture, limited liability company, trust or unincorporated organization, group (within the meaning of Rule 13d-5 under the Exchange Act) or a government or any agency or political subdivision thereof.

             "Stock Books" means the stock transfer books of the Corporation relating to its Common Stock and Preferred Stock.

             "Subsidiary" means, as to any Person, any other Person more than fifty percent (50%) of the shares of the voting stock or other voting interests of which are owned or controlled, or the ability to select or elect more than fifty percent (50%) of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries or by such first Person and one or more of its Subsidiaries. A Subsidiary that is directly or indirectly wholly-owned by another Person except for directors' qualifying shares shall be deemed wholly-owned for purposes of this Agreement.

             "Surrender Date" has the meaning specified in Section 6 above.

             "13D Group" shall mean any group of Persons who, with respect to those acquiring, holding, voting or disposing of Voting Securities would, assuming ownership of the requisite percentage thereof, be required under Section 13(d) of the Exchange Act and the rules and regulations thereunder to file a statement on Schedule 13D with the Securities and Exchange Commission as a "person" within the meaning of Section 13(d)(3) of the Exchange Act, or who would be considered a "person" for purposes of Section 13(g)(3) of the Exchange Act.

             "Total Preferred Vote Amount" means, in respect of the record date for any meeting (or action by written consent in lieu of a meeting) of shareholders of the Corporation to vote on any matter, an aggregate number of Votes equal to (a) the Common Voting Power as of such record date multiplied by (b) a fraction, the numerator of which is the Investor Group Total Ownership Percentage (expressed as a fraction carried to two decimal places) as of such record date and the denominator of which is 1.00 minus the Investor Group Total Ownership Percentage (expressed as a fraction carried to two decimal places) as of such record date; provided that in no event shall the Total Preferred Vote Amount be greater than 20% of Total Voting Power.

             "Total Voting Power" means in respect of any record date for any meeting of stockholders (or action by written consent in lieu of a meeting) the aggregate Votes represented by all then outstanding Voting Securities as determined by the Board in accordance with the procedures set forth in the Articles of Incorporation based on the actual Votes entitled to be voted at such meeting (excluding any estimation of any kind, including as to who would have been entitled to 5 Votes per share if such shareholders had taken the requisite steps to obtain such Vote).

             "Votes" shall mean, at any time, with respect to any Voting Securities, the total number of votes that would be entitled to be cast by the holders of such Voting Securities generally (by the terms of such Voting Securities, the Articles of Incorporation or any certificate of designations for such Voting Securities) in a meeting for the election of directors held at such time, including the votes that would be able to be cast by holders of shares of Class B Common Stock in accordance with the procedures set forth in the Articles of Incorporation based on the actual number of Votes entitled to be voted at such meeting (excluding any estimation of any kind, including as to who would have been entitled to 5 Votes per share if such shareholders had taken the requisite steps to obtain such Vote).

             "Voting Securities" means the shares of Common Stock, the Class B Common Stock and any other securities of the Corporation entitled to vote generally for the election of directors, and any securities (other than employee stock options) which are convertible into, or exercisable or exchangeable for, Voting Securities.

      E. The holder of any shares of such Common Stock, Class B Common Stock or Serial Preferred Stock shall have no preemptive rights to acquire any additional shares of the Corporation or to acquire any treasury stock of the Corporation."

                                 III.

      Upon the filing in the Office of the Secretary of State of the State of Iowa of this Certificate of Amendment, (i) each of the outstanding 164,445.86 shares of Series A Convertible Preferred Stock of the Corporation issued and outstanding immediately prior to such filing of this Certificate of Amendment shall be automatically reclassified and changed without any further action on the part of the Corporation or shareholders of the Corporation into one hundred fully paid and nonassessable shares of Class B Common Stock, and (ii) each of the 200,000 authorized shares of Series A Convertible Preferred Stock will revert to serial preferred without designation and the Certificate of Designation of Series A Convertible Preferred Stock will cease to be in force and effect.